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                                                                 EXHIBIT (a)(91)

                  PEOPLESOFT CEO GIVES KEYNOTE ADDRESS AT CEBIT

PLEASANTON, CALIF. - MARCH 19, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) President and CEO Craig Conway gave Thursday's keynote speech at the ICT Forum at CeBIT, the world's largest technology trade show, in Hanover, Germany. Conway's remarks focused on PeopleSoft's future as a strong European competitor. With the acquisition of J.D. Edwards, PeopleSoft is the second largest enterprise applications software company in the world.

         Commenting on his discussions with customers in Germany and around the world, Conway stated, "It is difficult to fully assess the delayed sales and lost revenue created by Oracle's unsolicited tender offer. As I talk with customers, their concerns about Oracle's unsolicited offer appear to be lessening following recent actions by antitrust regulators. However, it is too early to assess whether this will result in any positive impact in the short term."

ABOUT PEOPLESOFT
PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as PeopleSoft's competitiveness in Europe and customers' perceptions of Oracle's intent with respect to PeopleSoft. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause PeopleSoft's actual results to differ materially from those projected in such


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forward-looking statements. These risks, assumptions and uncertainties include:
PeopleSoft's ability to be competitive in Europe, how customers will continue to perceive Oracle's intent with respect to PeopleSoft; and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's current annual report on Form 10-K for more information on the risk factors that could cause actual results to differ.

IMPORTANT ADDITIONAL INFORMATION
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments or supplements) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

CONTACTS:

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/sts@joelefrank.com


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